Exhibit 23.6

Consent of Independent Auditors

We consent to the use of our reports dated April 30, 2021, May 1, 2020, and April 30, 2019 with respect to the financial statements of Mosaic Real Estate Credit TE, LLC as of December 31, 2020, 2019, and 2018, respectively, and for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
January 7, 2022